Exhibit 10.1

Arnaud Bobillier

14, Route de Malagny

1294 Genthod

SWITZERLAND

Dear Arnaud:

Transocean Management Ltd. desires to secure your continued employment through June 30, 2012, and you have agreed to provide these services.  In connection therewith, Transocean Management Ltd. and you agree to the terms of this agreement (“Agreement”) as set forth below.  All references in this Agreement to “Transocean” shall mean Transocean Management Ltd., its parent, subsidiaries, affiliates and related entities.

1.                                       RESIGNATION

You will resign as an officer of Transocean, effective December 31, 2011 (the “Resignation Date”).  Thereafter, you will continue your employment with Transocean Management Ltd. until the earlier of any termination under Section 3 herein, or June 30, 2012 (the “Termination Date”).

2.                                       ADVISORY SERVICE PERIOD

During the period beginning on January 1, 2012 and ending on the Termination Date (the “Advisory Service Period”) you will perform such duties as requested by Transocean, including, without limitation, advice and consulting regarding transition issues.  Except as otherwise set forth herein, your employment during the Advisory Service Period will be subject to the same terms and conditions (including base salary) in effect prior to the commencement of such period.

3.                                       TERMINATION

Each party can unilaterally decide to terminate the employment prior to June 30, 2012, at the end of any calendar month by giving one month notice. In this case, the earlier date of employment termination will be considered the Termination Date and the following terms shall apply.

If you give notice of termination (or if Transocean Management Ltd. gives notice of termination for a “valid reason”, which shall mean a breach for cause (“justes motifs”) of the obligations set forth in Paragraphs 2, 8, 9, 10 or 11 of this Agreement), Sections 4 and 5 herein will not apply, i.e. the Compensation will not be paid, you will not be eligible to be considered for any unpaid 2011 bonus and any outstanding awards under Transocean’s Long Term Incentive Plan (“LTIP”) shall be governed by the terms of the applicable award letters.

If Transocean Management Ltd. gives notice of termination (except if notice is given for a valid reason), Sections 4 and 5 herein will continue to apply.  Further, for each month between the Termination Date and June 30, 2012, you will continue to receive a monthly payment equal to your base salary of CHF 43,862.50 gross, and you will continue to be eligible for expatriate benefits under the same terms and conditions in effect prior to the Termination Date.  In this case, as far as Sections 4 and 5 herein are concerned, the earlier date of employment termination will be the “Approved Termination Date.”

4.                                       SEVERANCE PAY

You shall receive a lump sum cash payment equal to CHF 526,350 gross (the “Compensation”), subject to your continued employment through the earlier of June 30, 2012, or the Approved Termination Date and subject to your timely execution of the waiver as further outlined below.

From the Compensation all applicable deductions such as social security contributions and tax (if due) will be made.  The payment shall be made within 10 days after delivery by you to Transocean Management Ltd. of a duly executed waiver and release in the form attached hereto as Annex 1.  You shall execute and deliver such waiver and release not earlier than one month and one day after the Termination Date.

5.                                       BENEFITS

Subject to your continued employment through June 30, 2012 or the Approved Termination Date, you will participate in Transocean benefits as set forth below.  Your participation is further subject to the terms and conditions of each individual plan pursuant to any elections made by you.  In addition, your participation is subject to any of the benefit plans being amended, changed or terminated by Transocean at its sole discretion.

(A)                              BONUS

You will participate in Transocean’s Performance Award and Cash Bonus Plan for calendar year 2011.  Payment, if any as determined by the Executive Compensation Committee of the Board of Directors, will be made in early 2012 at the same time the bonus award is paid to other active employees.

You will not be eligible to participate in any subsequent bonus plan.

(B)                                LONG TERM INCENTIVE AWARDS

You will not receive additional awards under the LTIP.  Provided that you do not terminate your employment prior to June 30, 2012 or the Approved Termination Date for any reason (i) all Restricted Stock Units (“RSUs”), contingent deferred units (“CDUs”) and non-qualified stock options (“NQ Options”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for its convenience (“Convenience of the Company”) on June 30, 2012, provided, however, that notwithstanding the terms and provisions of the applicable award letters to the contrary, any unvested NQ Options on June 30, 2012 shall continue to vest and become exercisable as if your employment had continued until the date such unvested NQ Options become fully vested and exercisable, (ii) all outstanding NQ Options will remain exercisable until the “Expiration Date” (as defined in the applicable option award agreement), and (iii) all CDUs will be pro rated as if your employment had continued through June 30, 2012.  If you terminate your employment prior to June 30, 2012 or the Approved Termination Date, your outstanding awards shall be governed by the terms of the applicable award letters.  For the avoidance of doubt, the following provides details regarding the award treatment assuming you remain employed through June 30, 2012:

Restricted Stock Units

Grant Date	RSUs Granted	Vested Prior to June 30, 2012	Accelerated Vesting on Termination Date
11/17/2010	9,412	3,138	6,274
02/10/2011	6,658	2,220	4,438

Continent Deferred Units

Grant Date	CDUs Held	Forfeited End of Employment	Outstanding End of Employment	Earned
02/12/2009	14,808	0	14,808	TBD*
02/18/2010	8,585	1,509	7,076	TBD*
02/10/2011	6,658	3,465	3,193	TBD*

*In the event of a termination of employment for the Convenience of the Company, you receive a pro-rata portion of outstanding CDUs.  The pro-rata portion of the CDUs determined above is calculated by multiplying the number of CDUs held by a fraction, the numerator of which is the number of calendar days of employment during the performance cycle after the grant date (which, assuming a June 30, 2012 separation from service, is 1,052 days, 863 days and 506 days for the 2009 award, the 2010 award and the 2011 award, respectively) and the denominator of which is the total number of calendar days in the performance cycle after the grant date (1,052, 1,047 and 1,055, respectively).  The determination of the vested awards will be made within the first 60 days of 2012, 2013 and 2014 for the 2009 award, the 2010 award and the 2011 award, respectively, and the distribution of the vested portion of the award will be made on March 15, 2012, 2013, and 2014 respectively.

Non-Qualified Stock Options

Grant Date	Type of Award	Exercise Price	Award Amount	Vested End of Employment	Not Exercisable Upon End of Employment	Will Vest and Become Exercisable as if Employment Continued	Exercise Period Ends*
7/09/2008	NQ Option	$144.32	14,788	14,788	0	0	7/9/2018
2/12/2009	NQ Option	$60.19	30,545	30,545	0	0	2/12/2019
2/18/2010	NQ Option	$83.32	17,688	11,792	5,896	5,896	2/18/2020
2/10/2011	NQ Option	$78.76	13,096	4,365	8,731	8,731	2/10/2021

*The exercise period for the 2008 and 2009 stock option grants will be automatically extended to the applicable Expiration Date pursuant to the terms of the awards as a result of your eligibility for early retirement treatment; the exercise period for the 2010 and 2011 stock option grants will also be extended to the applicable Expiration Date.

You should review the applicable award letters as to specific treatment of your awards.

(C)                                RETIREMENT PLANS

Following the date of your separation from service for any reason as an employee of Transocean, you will no longer be able to participate in the Transocean Management, Ltd. Pension Plan (the “Plan”).  The payment of your benefit under the Plan will be made in accordance with the applicable terms of the Plan based on the date of your separation from service.

(D)                               VACATION

Any entitlement for vacation and overtime work shall be fully discharged by the Compensation payment and the other benefits outlined in this Agreement.

(E)                                 REPATRIATION

You will be reimbursed for reasonable and documented repatriation costs incurred on or before December 31, 2012, pursuant to Transocean policy.

(F)                                 SEVERANCE

You will not be eligible to participate in any severance plan or arrangement established by Transocean and you agree that you will have no right to claim a benefit under any severance plan or arrangement.

(G)                                OTHER PERQUISITES

Any other benefits or perquisites not listed above will be subject to the terms and conditions that are otherwise applicable to similarly situated expatriate employees upon a separation from service as an employee of Transocean.

6.                                       WAIVER AND RELEASE

In exchange for this Agreement you agree, on behalf of yourself, your heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on your behalf as follows:

You irrevocably and unconditionally release, acquit, and forever discharge Transocean, and any predecessors or successors (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom the Transocean Group could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to you, arising from or related in any way to your employment or termination of your employment with the Transocean Group and/or any of the Released Parties and occurring through the date you sign and return this Agreement.

You acknowledge that this Agreement is your knowing and voluntary waiver of all rights or claims arising before you accept and return this Agreement, as indicated below.  You understand and agreed that your waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature.  You further acknowledge and agree that your waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which you are already entitled.

You further acknowledge and agree that the Transocean Group has no obligation to reemploy, rehire or recall you, and promise that you shall not apply for re-employment with the Transocean Group.

7.                                       MISCELLANEOUS

You warrant, acknowledge and agree that:

a.                                                     Your acceptance of this Agreement is completely voluntary;

b.                                                    You are hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

c.                                                     You are receiving under this Agreement consideration of value in addition to anything to which you are already entitled;

d.                                                    You understand that this Agreement includes a release and waiver of all claims, known and unknown, past or present;

e.                                                     You are fully competent to execute this Agreement, which you understand to be a binding contract;

f.                                                       You accept this Agreement including the waiver and release of your own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in the Agreement;

g.                                                    You understand that Transocean Management Ltd. is relying upon the truthfulness of the statements you make in the Agreement and you understand that Transocean Management Ltd. would not enter into this Agreement if you did not make each of the representations and promises contained in the Agreement.

8.                                       COOPERATION

Following your termination of employment, you agree to reasonably cooperate with and make yourself available on a continuing basis to the Transocean Group and their representatives and legal advisors in connection with any matters in which you are or were involved during your employment with the Transocean Group or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by the Transocean Group.  You also agree to promptly send the General Counsel, Transocean Ltd. copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such matters involving or relating to the Transocean Group, unless you are expressly prohibited by law from so doing.  You agree not to cooperate voluntarily in any third party claims against the Transocean Group.  You agree that nothing in this Agreement restricts your ability to appropriately respond to a subpoena or other request from the government or regulators.  Transocean Management Ltd. agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this section.  Nothing in this Agreement shall act as a release or waiver by you of any rights of defense or indemnification which would otherwise be afforded to you under the Articles of Association of Transocean Ltd. or the similar governing documents of any affiliate of Transocean Ltd., or any rights of defense or indemnification afforded to you under the indemnification agreement previously entered into between you and Transocean Ltd., or any rights of defense or indemnification which would be afforded to you under any officer liability or other insurance policy maintained by Transocean.

9.                                       NON-DISPARAGEMENT

You agree not to disparage the Transocean Group, the Transocean Group’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process or applicable law.

10.                                 NON-SOLICITATION OF EMPLOYEES

You agree that during the term of your employment under this Agreement and for a period of two years following the Termination Date, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Transocean Group’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Transocean Group, either for yourself or any other person or entity.

11.                                 INDEMNIFICATION AGREEMENT

Notwithstanding any waiver or release agreed upon herein, you shall continue to be eligible for indemnification pursuant to the terms of the Indemnification Agreement previously entered into between you and Transocean Ltd.

12.                                 ENFORCEMENT OF AGREEMENT

No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees or consultants shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.  Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.  Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

13.                                 CHOICE OF LAW

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of Switzerland, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

14.                                 NOTICES.

Notices provided for in this Agreement shall be in writing and shall either be personally delivered by hand or sent by:  (i) mail service, postage prepaid, properly packaged, addressed and deposited with the mail service system; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender.  Notices to you by Transocean Management Ltd. shall be delivered to the last address you have filed, in writing, with Transocean Management Ltd., and notices by you to Transocean Management Ltd. shall be delivered to Transocean Management Ltd., c/o Mr. Ian Clark, Vice President, Human Resources, Chemin de Blandonnet 10, CH-1214 Vernier, Switzerland.

15.                                 ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successors or assigns of Transocean.

TRANSOCEAN MANAGEMENT LTD.

/s/ Ian M. Clark	November 23, 2011
Ian M. Clark	Date

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.

Accepted this 23rd day of November 2011.

/s/ Arnaud Bobillier
Arnaud Bobillier

Annex 1

GENERAL RELEASE

by

Arnaud Bobillier

WHEREAS, I have been employed by Transocean Management Ltd.; and

WHEREAS, after due and considerate negotiations Transocean Management Ltd. and I have entered into a termination agreement on (the Agreement)

NOW, THEREFORE,

In consideration of the covenants undertaken by Transocean Management Ltd. in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I knowingly and voluntarily release and forever discharge Transocean Management Ltd. and any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, benefit plans, plan administrators, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons of and from any and all claims, known and unknown I have or may have against Transocean Management Ltd. arising out of or in connection with my employment relationship with Transocean Management Ltd.

Place, date:

By:
Arnaud Bobillier